Exhibit 21

Arrow Financial Corporation
Subsidiaries





Subsidiary                                    % Common Stock Owned

Subsidiaries of Arrow Financial Corporation:
Glens Falls National Bank & Trust Co.                   100
Saratoga National Bank & Trust Co.                      100
GMB Asset Management Corporation                        100


Subsidiaries of Glens Fall National Bank & Trust Co.:
Arrow Properties, Inc.                                  100